WidePoint Corporation
Third Quarter 2006 Earnings Conference Call
November 16, 2006

Operator:     Good afternoon. My name is Henry and I’ll be your conference operator today. At this time, I’d like to welcome everyone to the WidePoint Corporation Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there’ll be a question and answer period. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you’d like to withdraw your question, press the pound key. Thank you.

        It is now my pleasure to turn the floor over to your host, Mr. Cale Smith. Sir, you may begin your conference.

Cale Smith:     Thank you operator. Good afternoon, this is Cale Smith of Hawk Associates. Welcome to the WidePoint Third Quarter Conference Call. On the phone today are Steve Komar, CEO of WidePoint, Jim McCubbin, the company’s Chief Financial Officer, and Dan Turissini, WidePoint’s Chief Technology Officer and CEO of subsidiary ORC. I would like to begin by reading the company’s safe harbor statement, and then you will hear from Steve, Jim and Dan before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties, or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

        Now here’s Steve with his opening remarks.

Steve Komar:     Thank you Cale, and good afternoon to everyone. Again, I’d like to welcome you to WidePoint’s Third Quarter investor call, and as always to thank you for your time, commitment and continued support both of the management and WidePoint’s business mission.

        As you know, Jim McCubbin and Dan Turissini are on the call, and will be addressing comments following my opening comments. And I’d just like to mention that Mark Mirabelle, Mark runs our commercial business sector out of our Chicago offices, was planning on joining today but unfortunately cannot. That’s the bad news. The good news is that it’s because he’s engaged in some fairly intense discussions and negotiations for what may turn out to be some real good news for our commercial sector. Let’s hope that’s the case, and good luck Mark.

        I’ll limit my comments to the general overview and highlights. Obviously Jim and Dan will, in their sections will expand on that, for that expanded detail and analysis for their respective areas of expertise and responsibility. Again, my comments, from the financial perspective, I’d like to just focus on a couple of points. Specifically, our PKI credentialing and our managed services segments experienced revenue growth in both the third quarter and the year to date period versus prior, versus prior period comparisons. That is a good sign for us moving forward and we expect that obviously to aggressively grow as we move through the next two quarters.

        Of somewhat equal importance are that our cash-flows and our liquidity continue to strengthen and increase, and that allows us the flexibility to respond to opportunities as they arise going forward. Candidly, our revenues haven’t yet felt, through the third quarter, the full benefit of our HSPD-12 activities. However, on another account, early indicators, we are seeing already that our operating margins are increasing substantially as expected, and that our operating losses have been dramatically reduced. Jim, in his fantastic style, will provide a lot more detail and analysis on that in his section, but I just wanted to mention that up front.

        From a business perspective, I’d like to focus for a minute and emphasize the six contract wins to date that we’ve experienced. The reason that I’d like to do that is because in the real world, those are the contracts that are generating business and revenues in that sector today. And to date, WidePoint and ORC have reaped the quote, unquote “lion’s share” of real year to date revenues emanating from that sector. We feel that position does very well looking into the future. As a footnote I will also mention that we are experiencing ongoing hectic contracting activity in the course of the fourth quarter. And that has would be both from individual agencies and from the GSA and from other Federal agencies.

        On another perspective, we are continuing to invest aggressively in both our sales and marketing resources, and in building and strengthening our alliances. We feel that these two activities are critical to our success in maximizing our opportunities. Indicative of those alliances today are RSA Security, Siemens and Tumbleweed Communications just as examples, and kind of segueing that into another point, I’d like to make mention of the recently awarded contract, the GSA MVTS contract. This contract hasn’t drawn much attention, but ORC is the prime contractor, the winning awarded servicer. We are working in concert with RSA and Tumbleweed as partners, and just to go back — MVTS in gov-speak — that means management validation/translation support services. What this contract award does in our view is that it confirms ORC’s credibility with the government as a critical back-end service provider on a GSA-sponsored, multi-year, multiple agency umbrella contract. We have high hopes for the opportunity that will come to us from this contract. It involves two revenue streams, one in application development and integration and a second year in multi, multi-year high volume transaction processing. I know that Dan is planning to give you a little more flavor on this contracted opportunity and the impact on ORC.

        Summarizing then, I’d like to assure you that the management is quite excited and optimistic about the outlook, both for the coming months, as in now, and for the coming quarters. HSPD-12 is real. Its roll-out continues to accelerate. We expect the implementation phase, full roll-out call it, to take place over the next two years, followed by several additional more years at least of recurring, of recurring annuity-based revenue streams. I can tell you in a little bit more of a near term snapshot that management expects meaningful improvement in revenues and operating income in the fourth quarter and substantial growth, incremental growth, in 2007 and beyond. Today, I’ll tell you that we are confident that we are building a robust growing business enterprise for the benefit of our shareholders. Thank you.

        Now I’d like to pass this on to Jim McCubbin who will discuss the state of the business from a financial viewpoint, and as mentioned earlier, after that Dan Turissini will chat with you and we will then open the floor for questions. So thank you all, and Jim, if you’d take it.

Jim McCubbin:     Hello everyone, I’m going to keep this financial review brief as most of everybody’s interest is on what Dan probably has to tell us in the form of some of the PKI business. But with that, as a financial review, I want to tell you that the third quarter was very productive, and that it does appear that the market is poised to provide us with the opportunity to continue to be even more productive in the fourth quarter of 2006.

        On the financial front, the quarter ran materially to plan with a few exceptions related to deferred revenue and timing issues related to revenue recognition. Our total revenues increased by approximately $1.5 million from $9.2 million for the nine months ended September 30th, 2005, to $10.7 million for the nine months ended September 30th, 2006. Our total revenues for the quarter ended September 30th, 2006, however, decreased by approximately by $0.4 million from $3.6 million for the quarter ended September 30th, 2005 to $3.2 million for the quarter ended September 30th, 2006. This decrease was a result of a modification of extensions of a customer agreement that allows for the deferrals of revenues of approximately $0.5 million in certificate sales to be extended through August of 2007, and also did not recognize approximately $0.5 million in sales that were contractually sold on or about September 29th but not received fully by the customers, company’s customers until the fourth quarter of 2006. What this really meant to us is our revenues, on the face of it, fell by $0.5 million but in reality what happened is we entered into a deferment of a contract so we could continue to win more work under that contract and defer some revenue that we had sitting on the books into future periods because of that, and we also just could not ship and deliver something that was sold quick enough, and we had a one day swing where we couldn’t recognize that revenue. So factoring in those events, our revenue streams on a pro forma basis were actually higher in the third quarter of 2006 by approximately $0.5 million without the wins that we witnessed in September through November this year. So, if we add the wins that we’ve also published from September through November of this year so far we are exceptionally positioned for a nice meaningful fourth quarter of continued growth and operational profitability.

        So going further and reviewing the growth-generating segment of our business, which is our PKI business, I do want to address that segment specifically. For the nine months ended September 31st, 2006, our PKI credentialing and managed services segment experienced revenue growth of approximately 98% with revenues increasing approximately $331,000 from approximately $338,000 for the nine months ended September 30th, 2005, to approximately $669,000 for the nine months ended September 30th, 2006. As I stated earlier, this growth was primarily the result of continuing early adoption from the ECA program. As we add the HSPD-12 mandate, we believe that growth will expand in a meaningful way, commencing in the fourth quarter.

        For the analysts in the crowd, here are some metrics. We sold 7,605 certificates for the nine months ended September 30th, 2006, as compared to 2,976 certificates for the nine months ended September 30th, 2005. Our average price point was $88 for the nine months, as compared to approximately to $113 for the nine months ending for the comparable period. For the quarter ended September 30th, 2006, our PKI credentialing and managed services segment experienced revenue growth of approximately 83% with revenues increasing approximately $110,000 from approximately $134,000 for the quarter ended September 30th, 2005 to approximately $245,000 for the quarter ended September 30th, 2006. We sold 2,380 certificates for the three months ended September 30th, 2006 as compared to 1,074 certificates for the three months ended in the comparable period. Our average price was $103 in this period, as compared to $125 in the prior period.

        We feel as this program ramps up meaningfully, this average price point will fall somewhat, but right now our pricing points range on our schedules still from approximately $27.50 to $150 per user, and we’re realizing on the early adopter still high dollar price points per user. Again, we anticipate that certificate sales should continue to increase as we fulfill recent contract wins and we witness the continued early adoption of the external certificate authority, and the HSPD-12 program. Dan is going to provide further profile and review of this business segment, so I’m going to leave the expansion of the PKI discussion with him. So, in a financial review, it’s important to note that just from the early adopters, our price points have held strong and on our contract wins, we feel that even though these price points will fall in the future, that the demand function and what we’re going to be selling and realizing commencing in the fourth quarter will be meaningful and will add a lot to our cost to goods sold, so our gross profitability.

        Another meaningful conversation and review I want to have with everybody is what is a better barometer of our financial performance within the quarter. On our P&L, even prior to any material launch within our PKI segment, we realized net cash provided by operating activities of approximately $188,000. Adding in the net cash provided by investment activity, that number improves by another $155,000 to realize approximately $323,000 in increase in cash from the end of our second quarter. As all of you know, we’ve been managing the business around a neutral cash flow, and what we have done is exceeded that threshold in what we’ve done with cash. Now that hasn’t been completely represented on the P&L, but on our statement of changes in cash flow, we’re very proud on how we’ve managed it, and we did end the quarter with $2.6 million in cash. There has not been degradation in cash or working capital, there’s actually been improvements.

        Looking at the P&L a little bit further, I’d also like to bring your attention to the fact that cost of sales has in fact improved for the quarter, from 73% of revenues — to 73% percent of revenues from 90% of revenues. We anticipate that to improve even more dramatically in the future as we roll-out the segments.

        In regards to our sales and marketing expenses, in the quarter we did see sales and marketing expenses go up by approximately $111,000. That was directly related to all the PKI proposal writing and activity that we had to do. It was a big investment that we made, but we felt it was worthwhile, and we’re seeing the results of how it was worthwhile with our wins, and hopefully continued wins in that area.

        Our G&A actually showed an increase this quarter, but what we have to address here is whether that G&A increase is really a correct measure quarter to quarter, and I’d like to bring your attention to the fact that really it was not. We had two events that were not on the comparison basis actually measurable. One, we had $112,000 in stock option expense, and we had $65,000 in one-time non recurring expenses associated with listing the company’s common stock. Backing-out those events on an adjusted EBITDA basis, the company on a P&L basis of $3.2 million actually made $51,000. That also then goes to show how we’ve also improved our cash business on our statement of changes and cash flow. So while some of the people looked at our quarter financials, from questions I’ve had, and questioned how we were doing, on the face of it, those questions were real, but looking into the analysis of how we really did, our performance was much greater and in line with how we’ve been growing and managing the business. This has positioned us going into the fourth quarter in a very, very strong position where we can add this base business, the deferred revenues and the new contract wins to fully show and continue to show, you know, meaningful revenue growth as well as operating profitability. So, with that, I think we’re positioned well to end 2006 and enter 2007 in a strong financial way.

        With that, Steve, that’s the high-level profile and review of the company’s financials. I know Dan’s going to step into the PKI segment a little bit more in detail. So, that’s back to you.

Steve Komar:     Thanks Jim, I appreciate it. Some good metrics there, and my guess is there just might be a question or two about them. But before we do that, let’s move on to Dan, if you’d be good enough to take the baton, and give a little expansion in regard to activities.

Dan Turissini:     Sure, thank you very much. Thank you all for joining us this afternoon. It’s been an exciting quarter, and an exhausting quarter for a lot of the folks over here that have been working hard at the ORC segment of the company. In addition to the wins that have been announced and that have been in the announcement, we’ve also picked-up two corporate agreements for external certificate authorities, and have seen a marked improvement in the understanding and the need in the ECA world, and are looking forward to closing-out this quarter and looking at a very, a very good first quarter next year on that front. We’ve also picked-up, on the DOD side, two pretty substantial tasks to do PKI-enabling, that is the getting the applications ready to accept these certificates and credentials, and as you know, as we make the universe of applications increase so does the universe of users and the need to use those credentials increase.

        We did win five, or we’re on the team of five of the awards for HSPD-12, out of the six that we know of that were awarded towards full implementation. In other words, these are contracts that were actually awarded with funding to proceed for the first two years of the program to outfit the agencies for those two years with options to operate and maintain those agencies in the out years. Those awards came in the last, since August, and represent roughly 60 to 65% of the funded awards for users procured to date under HSPD-12. By my count right now there’s approximately 90,000 to 100,000 users that have been fully procured. Of that we have been on the winning team for 65,000 to 70,000 of those.

        Now let me talk a little bit about users. We had some discussions with Jim about expectations and how we’re counting and how metrics are being done. He touched a little bit on it and so did the Roth Report that I’m sure a lot of you have looked at. When we first started talking about this environment, we talked about users and what a user needs to proceed in this digital environment. We use the term user and certificate synonymously, but what we’re trying to relay was the certificate suite, all users in this federal environment need multiple certificates. If you look at HSPD-12, they have what’s called an authentication certificate, they have what’s called a card authentication certificate, they have an identity non-repudiation certificate, and then they have an encryption certificate. So when you see discussion about price per certificate versus price per user, these are the differences we are going to be seeing.

        What we have always quoted is an enterprise license capability that would be a user environment. The environment has looked at and is currently procuring in pieces, so it has been separated. When Jim talks about the $27.50 certificate, that’s a single-use certificate and that gets a minimum requirement out for these agencies early on, but over the two year period, it will be upgrades and requirements for the multiple certificates to fully populate the card. What’s important to that is the application and as some of you have already researched, I know some of you talked to me about this, certainly on a DOD side, there’s been in this PKI environment, a chicken and egg environment where in DOD we went out and we deployed five million plus credentials on smart cards. Unfortunately, we were all dressed up in our tuxedos and had no party to go to because there were very few applications that knew what to do with these certificates.

        The significance that Steve alluded to on this new MVTS program that we just won, is that we are part of now and are the preferred sponsored team by GSA to provide these applications with the wherewithal they need to a) authenticate these credentials, and that’s the part that allows them to read and understand what these credentials are, but most importantly to validate the validity of these credentials. And this is across the entire federal community, so that regardless of the certificate you hit the application with, you need to validate whether that certificate has been revoked or not, and this is the annuity or the recurring part of this contract that Steve talked about. On the up front part of this, which is, it’s a three year contract to do the enabling of individual applications, this is what we’re actually doing. And we talked about, a little bit about this early on in our presentations. We’re actually going to be providing certificates to the applications themselves. It’s not enough that we know who the individuals are, we have to also make sure that we can prove to the individuals that the electronic resource that they’re hitting, the application they’re hitting actually belongs to the agency or group that they’re looking to hit and not Joe’s Garage, sending up some spoofed application.

        So we’ve talked a little bit about, in the past about the potential of that environment, and we think that it’s a healthy environment that will come close to matching the individual environment. So the significance of this MVTS award, along with the agencies that we’ve picked up so far, has been what I think is a very important milestone in moving HSPD-12, but more than that, HSPD-12 and the rest of the federal PKI into full operational implementation. And that, coming with that, we’ve also finished testing with a couple of states who have already adopted the federal PKI now as their way to do business internally within the state and now with the federal government.

        We have also completed a pilot with the health industry where they are now moving sensitive personal data in a small environment right now, but across the country relative to HIPAA environmental requirements. So we’re seeing adoption not only in the mandated requirements, but the requirement that we really feel is the killer app and that is getting everybody state wide and individuals not only dealing intra-state, but intra-government, and moving down that path.

        And then finally, we have also increased our presence with one of our law-enforcement agencies, and are upgrading their current capabilities with us to a mobile environment in which we’re deploying these credentials on mobile devices such as your Palm and your Blackberry, and this is to effect the capability for first responders if you will, the law enforcement people in states and local municipalities to be able to enter into the federal law enforcement databases through their Palm or Blackberry devices. So I’m happy to say that the last three months have been very beneficial to the company, and also have changed our posture from doing a lot of planning and proposaling to right now we are spending as much time in the implementation and deployment arena, which is very exciting. We’re seeing a lot of activity and a lot of increase in activity.

        What’s coming next? As you know we, while this has all happened, we have crossed into a new government fiscal year, so what has happened, has happened mostly all before October, I mean, yeah, October first of this year. We are still in a continuing resolution. Everybody doesn’t have their money yet, but we are negotiating with quite a number of agencies still on the HSPD-12 front, and we expect that once OMB releases funds and money can start flowing again, you will start seeing additional awards. Likewise, as you may imagine, we’ve just gone through an interesting morph in the government itself. So there are some things going on up on, up at the hill that we have no control of, but we have already had conversations with those people that are taking over some of the seats in the new Congress, the areas where we are most involved with, and we are looking forward to not only continuation of the security posture in the government, but more than likely an enhanced security posture based on the changes and the people that we’ve talked to.

        So we’re very excited that things have finally got, have gotten off the top dead center. We would have hoped that this would have started earlier in the summer. The timing was a little off because of the turn of the fiscal year, but now we are really in full swing, and we believe that the government is really moving towards meeting their next major milestone which is full implementation within two years after the October 27 deadline. And again I would like to emphasize that part of the proof of that is this MVTS contract. We have been bidding, not bidding, we’ve been working to get this as a requirement in the GSA arena for a number of years now. Trying to help with our lessons learned and what we’ve dealt with with the DOD, and moving this forward to make sure that we don’t have a program that is setting out a bunch of cards that are not going to be fully utilized. So, we’re very happy that this is moving forward, and I’ll look forward to your questions. Steve.

Steve Komar:     Thank you Dan, I appreciate that. That was a really good perspective. We’d probably at this point like to open up it to questions. Cale, I don’t know, are there some mechanics that need to occur? Okay going to plan B then. Henry, are you there?

Operator:     Thank you. At this time, I would like to remind everyone, if you would like to pose a question, please press star, then the number one on your telephone keypad. We’ll pause for a few moments to compile the Q and A roster.

        Thank you, the first question is coming from Jeff Miller of JMG Capital. Please go ahead.

Jeff Miller:     Thanks. Hi guys.

Steve Komar:     Hello.

Jeff Miller:     I have left several messages for both Steve and Jim, and no one’s been getting back to me for the past, I guess about a month, so I’d appreciate in the future, if someone in the company could return, you know, a major investor’s calls going forward. I know the quarter was busy, but I had one question I’ve been trying to get answered this whole time, and that is all the contracts you guys are announcing, can you give some additional color as to average price, number of terminals being used so we can kind of put a dollar amount of what these contracts are worth going forward?

Steve Komar:     Well first, first Jeff, let me apologize for that. We will spiff up our act and make sure that we’re a little more responsive in the future; you have my apologies for that.

Jeff Miller:     Thank you.

Steve Komar:     And I think as regards pricing, Jim, I don't know if you want to take that or is that better addressed by Dan?

Jim McCubbin:     Dan, can you address it...

Steve Komar:     I think what Jeff’s looking for is some kind of pricing model point, and I think maybe Dan can take a shot at that, but we do need to be very competitively concerned about this, so Dan, whatever you can deal with on this.

Dan Turissini:     Well, what I can say is that there is no indication yet that there is any strong price reduction from a user perspective. We have split up some of the project, as you know. MVTS is a good example, whereas when we originally spoke about the cost to credential somebody, we were talking in the $100 range, and that’s full service, that’s all the credentials you need, the full validation suite, everything like that. Now they’re breaking some things up; some agencies are saying well I just need, I just need to buy the certificate, one certificate today, and then I need, one per person, and then I need the validation in six months, and going on. We’re still saying across the whole federal community, and that’s the AC, the ECA, and the shared service provider, fell an average in the $65 to $85 range. And that’s what we’ve been maintaining, and everything’s been in that venue and you know, we’re winning, so cost doesn’t seem to be a terrible driver in what we’re proposing. It seems to be in line with what we’ve been estimating and how it’s going forward. Of course, we haven’t seen the million, the million order yet, so, but I don’t know that that’s going to come right away. I think that they’re looking scaling this. There are some significant concerns with queuing people, and they’re going to take this a little bit at a time. So I think they’re going to pay a premium today to not buy something they’re not going to use right away. And will it settle out, yes I think it will settle out, but I think we’re going to stay in that $50 to $70 range.

Jeff Miller:     Okay, so then if you have an average price, you said, of $88 per user in Q3, is that just from some of the legacy then contracts, and going forward it’s going to come down to that range of $65 to $85, or eventually $50 to $70?

Dan Turissini:     Right now, with what we have, we should continue issuing and recognizing the recognition at the $65 to $85 average. That’s based on everything we’ve won so far, going forward, and we recognize, mostly based on issuing. So that’s what we’re seeing right now.

Jeff Miller:     Okay, and can you give me some sort of, I know you have to be careful about what you disclose for competition reasons, but you know, the size of some of these orders, you know for ECA, are those, is that like 18,000 terminals, 20,000, you know?

Dan Turissini:     Between, what I can tell you is between the five agencies that we have, we’re between 65,000 and 70,000 users, with terminals or seats, whatever you want to call it.

Jeff Miller:     Okay, great. All right, thank you very much.

Dan Turissini:     You’re welcome.

Steve Komar:     Thank you Jeff.

Operator:     Thank you. Your next question is coming from James Clamage of CRT Capital Group. Please go ahead.

Steve Mazur:     Hi, this is Steve Mazur calling for Jim. Just a question regarding the, Dan, maybe this one’s for you. The MVTS contract, it’s got two parts to it. It’s got the annuity part, the monthly validation per transaction, and then the software enabling. I’m just wondering if you could help us out and give us an idea of maybe you can quantify the per transaction part of the contract, and give us a flavor for what ORC can be generating from that. The second part is on the software enabling. I’m wondering if you, whether you can give us a feeling for what something like that would cost the government, maybe in a random sampling of what’s up to what you might charge for an application. And a third part to a separate question is, I’m sure that you have, you know, a lot of RFPs out there, and I was wondering if you could quantify the total, or give us a flavor for how many potential subscribers or users are basically represented in the RFPs that you have out there, that you’re kind of waiting for a response to? Thanks.

Dan Turissini:     So, on the MVTS, two pieces. One is the transactional, and it’s not per transaction. We’ve actually negotiated a tier capability, so the first tier is zero to 100,000 transactions per month, and that’s at a fixed price, at a little over $10,000 per month. Each tier above that increases in the guaranteed amount, so once they go over the 100,000 per month then we go to the next tier, and the tiers have been negotiated up to a million transactions per month. At the million transactions, up to a million transactions per month, the revenue is approximately $65,000 per month. From, and then beyond $1 million, we’d have to separately negotiate that. We have options to negotiate beyond that. As far as, and that’s one part of the annuity model for this.

        The other part is there’s a buy-in piece. In other words there’s a set-up cost which includes the software and the integration and the set-up. That is per application, $45,000, and that includes the certificate that you would get, and the software you would get to upgrade your application and the onsite configuration. We’ll come in and we’ll set it up for you. And then the annual licensing of that is $10,000 per year. So every year, just to be in the transaction capability, there’s a $10,000 per application cost. And then we also put together a fixed change request. So if they want an upgrade or something changed or something unique, there’s a $5,000 per change request. So we made this all in a fixed price increment. So this is all based on about seven years of enabling applications for the DOD. So we have a good feel for how got to do this, and what we got to do, and we made it so that it is appetizing for the application to come in there, and basically for a little, a little investment, you can have access to the five million plus credentials that are already out there, and start taking advantage of that capability. And the validation schema is government-wide, so that there’s an economy of scale. The pricing is to the government, to GSA, and collectively as you get more applications and more agencies on board, of course the transactions go up, and our annuity goes up. However, the finite cost per application does go down. So there’s a win/win situation for the applications as well as us.

        And the third question Steve, can you re...

Steve Mazur:     Yeah, Dan, just going back to that one there, how many applications, you mentioned a dollar amount of like $45,000 per something. How many applications or programs do you think that this would apply to, you know, over the next several years?

Dan Turissini:     Yeah, we already have a number that have signed up. I’m not at liberty to talk about that. We’ve talked about, we’ve talked in the past, and I’ve talked to many of you about my feelings on the number of applications, servers that are out there, compared to the number of people. There’s a lot out there. Now the question is, making this appealing enough for the applications to buy this service. And I think that’s there. And with HSPD-12, every agency has two concerns. One is to get these things deployed; the second is to make them useful. And this helps to make this useful at a very attractive cost, and in a lot of ways GSA is allowing them to cost-share this.

Steve Mazur:     Right. And the third part, the third question was basically if you can give us a feeling for the total amount of potential users you have out there; based on the number of RFPs you have out there now.

Dan Turissini:     Right. Right now there are quite a number of outstanding negotiations that currently amount to about another half a million users. The bottom line is that all of the agencies have not decided on how they’re going to get to this two-year program. Some of them have signed-up for this, I got one cert at GSA, and now I’m going to decide what I’m going to do and they’re going to go through the procurement process. But right now I calculate about another half a million users that should be procured over the next two months.

Steve Mazur:     Great. Thanks.

Steve Komar:     Thank you, Steve.

Operator:     Thank you. Your next question is coming from Randy Saluck of Mortar Rock Capital. Please go ahead.

Randy Saluck:     Hey guys. I have a couple questions. So when you, in responding to Steve’s questions, you said that you expect half a million users to be procured in the next two months. Does that mean that they will be users that you will convert, or provide certificates for over the next year?

Dan Turissini:     Not necessarily me. If we win, that would be my guess.

Randy Saluck:     I see, so this is what is going to be awarded over the next two months?

Dan Turissini:     That’s what we believe. Based on the proposals that we were involved with, it looks like the count is probably about half a million.

Randy Saluck:     And over what period of time would all of those users...

Dan Turissini:     Over the two year period that ends two years after October 27.

Randy Saluck:     Okay. Who won the one contract that you didn’t?

Dan Turissini:     Verisign.

Randy Saluck:     Okay.

Dan Turissini:     It was just announced yesterday, for the Department of Education.

Randy Saluck:     Do they have the same capabilities as you do? How are they able?

Dan Turissini:     I don’t know that I can talk to that in this environment. It was essentially a sole-source environment. They’ve had a relationship with the Department of Education, and they’re very comfortable with what they did going forward, and we think that’s great.

Randy Saluck:     And in terms of the balance of the users out there, you said that there’s obviously many agencies that aren’t funded yet. What is the time frame for that? I always thought that by the deadline, all of them would have to provide awards. It seems like that was kind of a deadline but not a real hard deadline.

Dan Turissini:     Well as you know, this was a very aggressive deadline and a very aggressive program, and in many ways GSA came out and allowed a compromise if you will. They put this program together and basically, I don’t know the exact number. I heard about 70 to 100 credentials, but they allowed individual agencies to come in and get their first credential directly through GSA without separately procuring. All of those, most of those agencies that we know of, have not yet committed to a long term environment. They are still deciding how to procure and which way to go as far as going forward to meet the next deadline, which is two years from October 27.

Randy Saluck:     And what is that deadline?

Dan Turissini:     Two years from October 27 that all of the agencies are fully deployed with an HSPD-12 credential.

Randy Saluck:     For each user?

Dan Turissini:     For each user.

Randy Saluck:     Each person...

Dan Turissini:     Each person, right. That’s three to five million users that was in the Roth Report.

Randy Saluck:     So, does that mean that awards have to happen soon for all of the agencies.

Dan Turissini:     That means that if they want a non-aggressive queue, and they want two years to deploy, they have to be deploying right quick. There is an interim milestone, and that is that by the end of the first year, all new employees and contractors will receive the new card. So they’re not, they’re really not supposed to be issuing old type cards right now. I don’t know where they are in that process, but the answer is that if they want to be less aggressive and have an easier scale, they should be procuring over the next few months. Otherwise they wait for the next fiscal year and they’ve got to do the whole agency within a 12 month period.

Randy Saluck:     So then, I guess maybe another question is I think in your presentation, in the past you’ve described the opportunity as five to 15 million users over the next couple of years. Is that still true?

Dan Turissini:     Right, so that’s where we go into the rest of the community. Remember if we, when I talked earlier, HSPD-12 is one third of this requirement. HSPD-12 covers government employees that are not DOD and their contractors that work in government buildings. So that’s about a third of that 15 million estimate. The other third of that is Department of Defense contractors, on the external certificate authority program, and those are the people that are going into Department of Defense applications who currently only accept the DOD PKI and/or an external certificate authority PKI. And then the third piece of that is the outreach beyond that, and those are state citizens, industry people who are not working necessarily with the government, but have transactions with the government. For example, the House of Representatives has a site where you need a certificate to upload your lobby disclosure form. The State Department has a site right now where you upload munitions exporting documents. EPA is coming online with an environmental reporting capability. So that’s the outreach program which is the rest of the federal program which includes the federal bridge and the AC certificate program. So across that continuum, the short term, and I’m saying the three to five year estimate is the 12 to 15 million users.

Randy Saluck:     I see. And what time frame could that be over?

Dan Turissini:     Three to five years.

Randy Saluck:     Okay. And if you don’t mind, one last question. Can you go back and discuss the annuity nature of these contracts? For, you know, when you qualify a user and provide a certificate, is that something that you get paid for, for each year? (Inaudible) period.

Dan Turissini:     Well, I’ll give you a different example. For instance, on the external certificate authority program, most of our users are one year users, and they renew each year. So they come in and they can do electronic renewal for instance, and there are some economies there, but basically it’s an annual renewal. On our HSPD-12 award, on a large share of those, we’ve done those as user-based managed services, and it’s tiered based on the number of users, but basically what we do, have done is these credentials are three year credentials, but we’ve amortized that over a three year period, so our agreements with the agencies in this case, has been a monthly or annual cost to maintain for X number of users, per user, right, and the same thing with the AC program. That has been very similar to the ECA program. Those are two year credentials, and they’re renewed on an annual basis, licensing, so you can pay up front, or you can do it over a two year period. In all cases, we offer one year, two year or three year credentials. So you can either do it as an annuity piece or you can buy upfront a three year credential.

Randy Saluck:     Okay. One more question, and I apologize for taking so long, I just want to make sure I understand this. So within the next two months, we will hear about awards for 500,000 users roughly, whether they’re your wins or somebody else’s wins?

Dan Turissini:     That’s what should be awarded, you know, given a couple of factors of course. The major factor today is that we are in a continuing resolution. And they’re not allowed to award a government contract unless they have the money in their hands, or at least a part of the money, a substantial part of the money. So assuming, you know, congress settles down, everything gets settled with the budget and the money gets out of OMB and passed around, we should start seeing awards, and based on the proposals that are outstanding, half a million users should be awarded over the next two months.

Steve Komar:     But I think we can have, you know, we can give you a reasonable man’s expectation on that, but I guess the risk there is the government isn’t always reasonable. So, from everything we can see today, yes in fact that’s what’s going to happen.

Randy Saluck:     I guess I don’t understand the process of government, I’m not a government, not very familiar with this so maybe that’s why, but the awards, the government hasn’t doled out the money to those agencies yet? But has it allocated the money to those agencies?

Dan Turissini:     Well the money’s budgeted, but the money hasn’t been released out of the government yet.

Randy Saluck:     Is that because the agencies haven’t requested it, or they’ve requested it?

Dan Turissini:     No it just takes time. October 1st was the turn of the fiscal year. Money runs out on 30 September, and the new money is supposed to be budgeted and allocated on the first of October. It takes some time for it to get out of congress, through OMB and down to the agencies.

Randy Saluck:     Okay, but you have no reason to think that the money won’t be there, it's just that...

Dan Turissini:     No, it’s there, it’s budgeted, it’s all accepted. It’s just a matter of allocation.

Randy Saluck:     I get it.

Dan Turissini:     It happens every year. This is like hell week, only it takes a couple of months.

Randy Saluck:     Thank you.

Dan Turissini:     Yep.

Steve Komar:     Thank you.

Operator:     Your next question is coming from Karl Birkenfeld of Westcap Securities. Please go ahead.

Karl Birkenfeld:     My question was answered in the first question, someone beat me to it so I really don’t have a question other than the – is the company itself making any other attempts to diversify in the security end besides the, the certificate business?

Steve Komar:     Well I guess I’ll take a shot at that. I would, I would respond by saying that from our perspective number one on maximizing the opportunity we have today at hand so when we discuss priorities all our focus is on delivering on some of the comments that we’ve made to you today.

Karl Birkenfeld:     Okay.

Steve Komar:     And secondly, and I’m not trying to blow this away Karl, I’m just I would say on the other hand we also have what I would consider to be a logical businessman’s approach to the fact that if we can increase our footprint either through some strategic acquisition of assets of resources that allows us to provide a broader both footprint and product and services set to this, to this marketplace, this target area, that would make us even more relevant going forward, that is something that we would pursue. I can assure you we are no pursuing anything that we could just be a quest for revenue or “roll up”. That is not in our game plan, we would consider that a delusion of our focus.

Jim McCubbin:     Carl are you also really addressing the other market places downstream like the Real ID Act and things like that, because we are going after other vertical markets and we’re putting out feelers there to expand the business base as well.

Karl Birkenfeld:     What kind of competition do you have there?

Jim McCubbin:     Dan can address the competition in those marketplaces better than I can. I just can address the market size, so Dan if you want to talk a little bit about some of the other programs that are just starting to develop and what the marketplace looks like that would be great.

Dan Turissini:     Right, well it’s very premature to discuss that market size, I mean it’s potentially huge. I mean people you know saying well where can this lead? Well there’s 280 million Americans and you know we don’t want to have a “national ID card” but we sure need something similar. These programs are all converging and, and the I think the center piece of that is the Federal PKI so who is our, who is our competition it’s the same people we’ve been talking about since the beginning, the Verisigns and the like, but now the antes been moved up a little bit because you’ve got to remember there’s more than just the security backend. That’s what we basically are, we’re the security backend. Now there’s all these people putting there hands out and saying well why don’t you pay us to manage this, why don’t you pay us to, to queue this, why don’t you pay us to help you figure out who you should be picking, so there’s a long I think, there’s a big difference between what we’re talking about in these 12 to 15 million users which we’re very confident within the next five years are real to the fact that how far are we going to go with the you know the traveler’s program and the real ID and maybe a national identity and then of course there’s also the privacy requirements and all the people, the privacy advocates that are afraid of some of this so there’s a huge potential. I think what we’re seeing now is industry is starting to open their eyes and that’s really where we’re, where we’re focused in as far as outside of this government mandate and that is in industries that are looking to take advantage now of this infrastructure that the Department of Defense and that the GSA has put together and leverage that infrastructure as a common identity management/security infrastructure and like I said we did a small pilot with the health industry and I think it’s been very successful. We learned something, that doctors are a little more cranky about doing things then most people but we’re going to work around that and we’re going to try to curve this environment into, into what they need to operate more effectively on a daily basis.

        There’s no doubt that they want to go there because as you can imagine you know with scripts and stuff like that you know everybody complains about doctor’s handwritings and stuff like that. If you can do this digitally and do it with a digital signature it’s going to be much more capable and you know I for one if you look at the health industry, every doctor I go to, I got to and every time I turn around and sometimes doctor’s drop insurance, you’ve got to move another doctor, you’ve got to sign another HIPAA Form. These are things that are common that and that’s part of this pilot, is what common things can we keep with digital signature and a secure environment that the user doesn’t have to re-enter his name and address and everything every time they move along. So, there are a lot of industry’s that are, what we are looking at right now and with our partners like Siemens, and RSA, and Tumbleweed and trying to extend that logic into these new environments. It’s not something that is short term but it is the next, the next elevation of this capability if you will.

Karl Birkenfeld:     Thank you.

Operator:     Thank you, as a reminder if you’d like to pose a question please press star and then the number one on your telephone keypad.

        Your next question is coming from Gerry Farber of Weiss Peck and Greer. Please go ahead. Mr. Farber your line is live.

        Thank you, your next question is coming from Alex Zyngier of Goldman Sachs. Please go ahead.

Alex Zyngier:     Hi guys, just help me out here on one thing. If I heard it well you said you got five agencies that awarded contracts to you and Verisign got one award, is that correct?

Dan Turissini:     That’s where we see it right now yes.

Alex Zyngier:     So these are all the awards that are out there?

Dan Turissini:     Correct.

Alex Zyngier:     Okay so, so far seems like you’ve got a pretty good track record and if I understand what Verisign has well, I mean I’m kind of like scratching my head in one that how are they actually implement that? It doesn’t seem like they have a product.

Dan Turissini:     Well, they evidently have a product and whatever they have the Department of Education is happy with and that’s what the Department of Education said so.

Alex Zyngier:     Did you guys tell them they can come back to you and you'll do the job if Verisign can't do it?

Steve Komar:     We never, we never disparage our competition but we always stand by to help out the agencies.

Dan Turissini:     That’s right and they know we’re there so, but no Verisign has had a long standing relationship with the Department of Education and it was a natural migration and I, you know I, I think that the Department of Education is going to be this combination is going to be very good for this, for this whole environment because this will approve another capability that’s ready to move out and the more adoption we have at this point the better off we all are.

Alex Zyngier:     Okay, now just help me think through this again. I think Randy you know talked about some of this but you know I just want to make sure I’m looking at this the right way. You talk about five to 15 million users in your queue, and how long do you think it takes for the market to get there? Obviously it’s the government, I’m not asking you to commit to anything.

Dan Turissini:     Right, right.

Alex Zyngier:     But.

Dan Turissini:     Well as I you know, I’m holding to our original estimates, as I think overall you know we’re looking at a two year cycle on the HSBD 12 which is about 3 to 4 million and then the rest of it is along side and I think it’s a three to five year adventure. I think that within five years we will see that 12 to 15 million user community deployed and doing transactions with the government, intra government, interstate and stuff like that. Beyond that I think you know once you get that head of steam I think it’s going to be almost a standard if you will and you know kind of like when I was a kid and my dad didn’t want to go anywhere near a Bank of America or the other, MasterCard, and you know you didn’t believe in it and it took some time and now you know everybody’s got three or four Visas and three or four MasterCards in their pocket, so I think it’s just a it’s a paradigm shift. It’s a move towards allowing people to be accountable, but also allowing them to maintain privacy and maintain their you know their identity in a secure fashion and I’ve told people recently in the presentations that I’ve given that the government has done it’s job, it has stepped out a requirement and we’re ready to move forward and they primed the pump. They primed the pump by mandating this with government transactions and now it’s time for industry to step up and move this into a fully functional country wide capability.

Alex Zyngier:     So, let me just instead of saying 12 to 15 if I’m a lot more modest let’s say the low end, let’s talk about five and let’s assume that you know you’re hit record you know gets a lot worse, which we’re all hoping it doesn’t you know, if all you’ve got is 20% of the 5 million you get a million we go to the low end of what you know what certificates are, we’re talking million certificates at $50.00, that’s $50 million a year you know in three to five years. Am I missing something, and on top of that you talk about validation and talked about you know I don’t even, can you give me a sense of you know how many transactions we would be talking about you know when this is all said and done and then on top of that you have the software enabling?

Dan Turissini:     Right, so number of transactions when this is all said and done. If you stay conservative there’s you know 5 million users and maybe they have the need to sign a couple of e-mails a month, maybe they have the need to enter a couple of websites a month whatever that is so that’s 5 million users. Even if it’s only, even if they only use it 10 times a month that’s 50 million transactions.

Alex Zyngier:     With a GSA agreement you’re capturing all the validation of the transaction, is that correct?

Dan Turissini:     Right now we are the only alternative to that capability. There are some more manual alternatives but I think this is probably going to end it, because of the way the proposal was done and the cost sharing was done with GSA it’s probably the most cost effective, so right now our job is to capture as many applications to go down this common path as possible and GSA is pushing this as well because one of the biggest problems when you’re building infrastructures is everybody doesn’t do everything exactly alike and then you have interoperability problems. This takes, the figuring out interoperability out of the hands of the individual application and kind of gives them a guideline to say if we do it this way we’re all going to be able to work together and we’re all going to be able to take advantage over a common infrastructure and a common transaction base.

Alex Zyngier:     So you know using those assumptions it’s not unreasonable to think that you know I’m not trying to put words in you mouth and I’m not trying to have you give me guidance but it’s not an unreasonable to think that in a few years from you know from certificates generating you know 50 million plus and you know you can add on top of that validation and software enabling, assuming the government does implement this, assuming you know you do keep some form of a market share.

Steve Komar:     I think it’s fair to say that that’s the potential Alex.

Alex Zyngier:     Yup.

Steve Komar:     You know, I don’t, I don’t I think we want to stop well short of telling you that that’s going to happen.

Alex Zyngier:     Yup.

Steve Komar:     Okay.

Alex Zyngier:     All right.

Dan Turissini:     But that’s why I’m here Alex.

Alex Zyngier:     That’s why we’re hoping you’ll stay there.

Jim McCubbin:     Hey Alex, this is Jim. It is a meaningful marketplace still. It’s truly a meaningful marketplace and you know having both sides of the, working with both sides of the environment just ensures that marketplace position you know and just really gives us a little bit more comfort that we’re even more solidified in our marketplace position.

Alex Zyngier:     Yeah, and then so let me ask this last thing. You clearly you know had a good head start here, now are guys like Verisign and others catching on to this and saying this is going to be a meaningful marketplace or you know are they just not onto it yet and how long will it take them once they you know they do put some significant effort and then to catch up at least you know from a technology perspective and the capability?

Dan Turissini:     If you remember some of the things we talked about early in the year or a year ago or so, them catching on is a great thing. I mean but not withstanding the fact that the government doesn’t like a single source for anything and they shouldn’t, that the adoption is terribly, terribly important, you know. I’ve said in the past and some of the earlier adopters we’ve had a lion’s share; we’ve had a very high percentage of the, of the first adopters but it’s a large percentage of a very small adoption rate and the only way this is going to be significant is by increased adoption and Verisign is going to be very key to making this not only a fully adopted capability as well as Cybertrust and Digital Signature Trust but really pushing this out to the states, out to the individuals, out to everybody that really needs us, an industry so you know like I said I believe and I’ve said this at a couple of conferences lately that you know the government has done a great job and it’s spec’d this out and now it’s really industry’s job to now make this a, a huge marketplace and, and I think you know credibility is an important thing. I’m not worried about the three or four company’s that are competition right now because in some ways we’re partners, we’re building, we’re building a market share, so the thing I worry about is let’s not dilute the security fee and as long as we don’t dilute that this, the credibility of the organization is what’s going to make you viable in this marketplace. We’re very credible, Verisign has credibility, Cybertrust and this is a good thing because now we’re going to make a huge marketplace for us to share in and I am confident that we’re going to be a big player in that.

Alex Zyngier:     Right, well thanks I appreciate it.

Dan Turissini:     No problem.

Steve Komar:     Thank you Alex.

Operator:     Thank you. Your next question is coming from Adam Wachter of Morgan Stanley. Please go ahead.

Adam Wachter:     Hi guys. I’m just trying to understand the numbers here, you know if you guys already have (inaudible) let’s say 75,000 users and you’re saying over the next couple of months you think the number is 500,000, so you’re saying over the next two years three to five million, so is it either very fragmented or large agencies just aren’t looking to adopt this thing early, there going to do it late in the game, because it seems to me there’s got to be a very significant ramp because we’re past October 27th and really only 10% to 20% have either procured or have a request for proposal, so why is that?

Dan Turissini:     I don’t know how to answer the why question. I will say it’s not atypical, that’s really why we’ve been saying this is a three to five year adventure you know. Everybody’s making an earnest effort. Understand too that this is an unfunded mandate; in other words the O&B is not saying here’s extra money go get this done. O&B is saying go figure out what you don’t need and get this, so from that point of view some of the competition is not our competition; it’s the folks that are doing other things that are competing for the same amount of money, but that said I have not seen anything that would indicate that, that all of these agency’s are making an honest effort to get where they need to be over the next two years and maybe the third year but they’re all moving in that direction. Government procurement is not an easy thing. Putting out an RFP, justifying procurement, doing the competition, it takes time and, and I mean I’ve been doing this for 20 plus years and it’s frustrating sometimes, but you know at the end of the day the government you know meets their requirements. Sometimes they flip a little bit but they are very focused on getting this done and again I think this MVPS award is, is very important to that because you know some of the people that are saying well we deploy all these cards, what are we going to do with them, now they have something to say, well we have a way to get utility out of these cards more than just what we have today instead of trading in my $5 dollar card for a $50 dollar card and wouldn’t no what additional utility now I have a way to get some additional utility so again the why.

Jim McCubbin:     Dan I think he’s also missing the point that we’re talking about just government employees as well and not the contractor outreach associated with these agencies.

Adam Wachter:     Wait, the 3 to 5 million includes the contractor outreach?

Dan Turissini:     It includes the contractors that work in government buildings.

Adam Wachter:     Okay.

Dan Turissini:     And each individual agency is, is responsible for credentialing the people that work in their facility which includes government employees and contractors.

Adam Wachter:     So would you say that the two year date from October 27, is that a hard date or is that could that just be like well they only got a million and a half people, that’s two years. I mean is that, could that happen?

Dan Turissini:     Anything can happen but what we’re seeing is I mean for instance when this procurement cycle there are agency’s that have already ordered the plastic, they’ve already bought a 150,000 cards. They haven’t bought the infrastructure yet, they haven’t bought the card management system yet but they’ve already bought the cards. What that tells me is they’ve found money to do something and they’re going to move forward with other things and as they uncover the money to move forward with it and then again also understand that HSPD 12 didn’t make the ‘06 budget cycle. It didn’t make the ‘07 budget cycle so everything for ‘06 and everything from ‘07 is completely out of high, ‘08 it made the budget cycle for in other words they were, they new about HSPD 12 in time to effect the ‘08 budget estimates, so I think this year is going to be aggressive but next year, ‘08 is going to be even more aggressive and, and, and is it going to be only 1 million to a million and a half this year? I really can’t tell you. All I can tell you is that everybody we’ve talked to in the government on both sides, the requirement side at OMB and the agencies, they’re all I mean nobody’s not talking about how they’re going to be moving forward over the next few months.

Adam Wachter:     Okay great. The only, the only other question I have for you is you had mentioned that you get paid on the transaction so if you gave an example of 50 million transactions, how much do you get per transaction or maybe I missed that earlier?

Dan Turissini:     Yeah, well like I said we’re tiered right now. We’ve negotiated tiers up to a million transactions a month. We don’t expect to get beyond that over the cycle of this first year. If we look at something beyond that any transaction tiers above a million per month is going to have to be renegotiated.

Adam Wachter:     Okay.

Jim McCubbin:     Can you tell him what the price point is up to...

Dan Turissini:     Yeah, right now, right now the minimum is up to 100,000 transactions per month at $10,500 a month and at up to a million a month, once the I think the number is over 500,000, between 500,000 I forget the exact number, that’s about $65,000 dollars a month at that tier.

Adam Wachter:     65,000, so that could be meaningful.

Dan Turissini:     Just to get to one million.

Adam Wachter:     Right. Okay all right that’s great thank you guys.

Dan Turissini:     Thank you.

Operator:     Thank you. Your next question is coming from Ted Karkus of Forrester Financial. Please go ahead.

Ted Karkus:     Greetings gentlemen, I know the call is running kind of late so I have, just have a couple of real quick questions for ya. First to clarify, you talk about 500,000 users worth of awards over the next two months. Did you say the, what does it equate to in users for the six contracts that have already been awarded?

Dan Turissini:     Just about 100,000.

Ted Karkus:     That’s been 100,000 and of the 100,000, the one award that you lost was about 25,000?

Dan Turissini:     25,000 to 30,000, yes.

Ted Karkus:     That was 25 – okay. After we get beyond this 500,000 users being awarded over the next two months, when do you see the next ramp up of awards being issued, or to put it another way if we’re looking for 3 to 5 million to be deployed we’re only talking about 600,000 through two months from now.

Dan Turissini:     So the RFPs that have been or the proposals that have been submitted that equates to that half a million. There are already a half a dozen or so pre-solicitation questionnaires. I got a new one today so there’s about a half a dozen other agencies that are doing some pre solicitation market analysis which means they’re probably going to submit the request for proposals in that same two month period and you know there are some very big agencies in that group that have been soliciting information. I would say minimum that would probably be I know that half a million users.

Ted Karkus:     All right that’s a half a million in ‘06 potential new contract work, so this is going to be an ongoing basis. Every month there’s constantly going to be more awards. It’s not like there’s going to be one bunch that come out over the next two months and then it slows up for several months.

Dan Turissini:     No except for maybe a little bit of seasonality you know in the government world.

Ted Karkus:     Right.

Steve Kormar:     But we expect the pipeline and the ramp to be fairly steady.

Ted Karkus:     And for the 500,000 users that you’re expecting to be awarded over the next two months, approximately how many contracts does that equate to? How many separate contracts are we talking about?

Dan Turissini:     I think about six.

Ted Karkus:      It’s about six and so then after that we’re looking for another six of another 500,000 thereafter and that will keep going until we get to this 3 to 5 million objective for the HSPD 12 initiative.

Dan Turissini:     That’s our feel.

Ted Karkus:     Okay, I’ll leave it at that. Thank you very much for your time.

Unknown Speaker:     Thank you.

Dan Turissini:     Thanks a lot.

Operator:     If you’d like to ask a question please press star then one on your touch-tone phone.

        Your next question is coming from Randy Saluck of Mortar Rock Capital. Please go ahead.

Randy Saluck:     Hi I just wanted to ask a follow up or two. Maybe you could clarify the revenue model a little bit because you’ve said a lot and you’ve really been forthcoming with information, which has been helpful, but maybe you can just put it in some baskets for me and some others potentially. You have what I understand to be several components of revenue generation potential. One is when you sign people up for certificates you, you get paid per certificate. Is that correct, per year?

Dan Turissini:     That’s correct.

Randy Saluck:     Okay, then you have and it can be multiple certificates per user, it should be and you could get paid anywhere between 35 and 150 bucks per user, for all of the certificates. Is that correct?

Dan Turissini:     Correct.

Randy Saluck:     Okay, so then we have a software business and then there’s the annuity part of the business, correct?

Dan Turissini:     Right.

Randy Saluck:     Can you run through again how the software revenue model works and why the annuity is different than just an extension of the certificate business? I’m having a little trouble understanding that.

Dan Turissini:     Well there’s different parts of the certificate business and of course and then you’re talking about the three different avenues. You’ve got the HSPD 12 avenue, you got the ACES avenue and you’ve got the DOD ECA avenue but basically if, if an organization comes in and they want full serve and basically they want certificates, full range of certificates for everybody on a card with full validation so they can do all their internal interactions and stuff like that. That, that’s the high side of that, that’s the full service capability where people just want to you know I don’t know what I’m going to use these for yet, I’m just need the certificate to meet the minimum requirement and I need it just to have access into my network or access into this or access into a single entity, that’s the low end. That’s the, there’s no additional services their, they’re not really doing any elegant high, high performance or high transaction rate validation, they’re just collecting URLs every once and a while and, and doing an internal capability. So that’s the different pieces of it. When we first started this everything was full service and, and the early ECA adopters it was one price per person per year and you get the whole soup to nuts with that. As the government was trying to understand how they can pay for this incrementally, we started offering these capabilities in different pieces so you know an agency would come up to us and say well I don’t want four certificates for every individual. I just want this one minimal requirement to do this for this, can you parse it out that way. And of course like with anything else there’s difference economy’s with that kind of model. Like if three certificates or four certificates or whatever the number is on an enterprise basis costs you know in bulk $75 dollars and but in the same bulk a single certificate single use would not all the capability of $30 dollars, if you multiply it by that by three you end up paying more but you’re not paying more today so it’s a matter of breaking up this process. Remember PKI, Public Key Infrastructure, it’s an infrastructure — it’s many parts that make this work so the credential you get, there’s the credential the machine gets, they have to set up the machine to understand it, the validation of those credentials on an ongoing basis either online or off line. So there’s a lot of different ways of skinning this cat, so to accommodate this unfounded mandate and to move forward and to not stifle the program any more than it’s been stifled over the few years that it’s been ramping up, we have come up with different models and different ways to provide. As an aside most of our customers are ending up with a tiered managed service environment. In other words they’re saying okay I have a total of X thousand employees and contractors but I want to pay for the first 500 this quarter, next quarter the next 500 and so on and so on an so on. So they’re not saying I just want 100,000 off the top of shelf, I want 1,000 a month for the next 10 months and then 2,000 a month for months thereafter. So we’ve adopted our pricing and scaling models to accommodate the way the government wants to buy and I’ll be honest with you this isn’t like going out and buying pens or pencils and stuff like that. Every procurement and like I said we’ve won five that we’re involved with another half a dozen or so. Every procurement has come up differently in saying cut it this way, cut it that way, let’s do the you know to fit a certain budget structure and a certain spend plan that each agency or each organization has but at the end of the day when we make this in the two to three year environment everybody’s going to need the full suite because everybody’s going to be signing e-mails with each other, everybody’s going to be getting into each other’s buildings and we need full interoperability, that’s the end state. But the question is how do you buy into an infrastructure at a price I can afford or a price an agency can afford to get to where they need to go without waiting until I have you know I have the funding to by everything all at once. Does that help?

Randy Saluck:     Yeah.

Jim McCubbin:    Randy also when you talk about the software business I mean I think the three areas that you’re talking about was the PKI side of the business where we’re giving the certificates as selling the certificates and the other side was really we’re enabling the applications and at the same time we’re validating the transactions. Is that what you were getting at?

Randy Saluck:     Yes.

Jim McCubbin:     Okay there’s going to be a transcript of that call. You’ll be able to flip back and see those numbers after we publish it in a day okay to make it easy for ya.

Randy Saluck:     Okay or I can always call you too.

Operator:     Thank you. Your next question is coming from Sean Carey of XO Risk Management. Please go ahead.

Sean Carey:     Hello gentlemen, question I have is about if I look at a February 2006 PowerPoint and you’re saying that you’ve got a 12 to 36, or 18 to 36 month lead over competitor’s, the size of the market on the upper end is 450 million and you’ve got 60% of the market. If you were writing that today where do we stand? I’m trying to get I think I’m not so sure maybe I’m just too stupid but I can’t get a sense from you that the questions that are asked what the size is of your potential market going forward either on the short term being in the next couple of months you know, the next couple of months on this 500,000 or over the next two years. Are we to expect that you guys will land a majority of the business that will be given out as was the tone of the conversation on the last quarter’s call?

Jim McCubbin:     Hey Sean, Dan and I can probably answer most of this where we can. Number one what Dan said on the call is of the six contract wins issued so far for tax quarters we have won five of the six, that’s with it HSPD 12 space okay, that’s number one. Anything that was said in February clearly is out of date and needs to be updated okay, Dan also and we’ve said you know that the marketplace right now near term you know there’s been about you know 100,000 plus users okay put into place under the wins and there’s another half a million users in play right now with proposals and there’s approximately another half million users over and beyond that in the early stages of you know the proposals for the next round, that within the HSPD 12 space alone you’re going to have contract work you’re looking at a marketplace of that 3 to 4 million users and further okay that’s over a 2 to 3 year time frame that he stated. He also went so far as to say that you know there still appears to be about the same marketplace with the ECA program as well which is concurrently rolling. He also went and took it one step farther to say the price points have been holding and he’s been, he’s looking at that $50 to $75 dollars per user price point even though we’re a little higher than that right now but early term that might be a little higher so that’s kind of like an update to marketplace, market share okay, does that help to solidify it a little bit for you?

Sean Carey:     A little bit. What if you were to say is over the next two years where obviously ‘07 it will be aggressive as Dan said and ‘08 will be very aggressive. What potential size of market is out there that you guys are willing to grab around the, you know, grab around the knees in the next two years?

Jim McCubbin:     Well we can’t tell you how much we’re going to end up with; we can tell you how much we have right now.

Sean Carey:     Have you any idea of the size of the market?

Dan Turissini:     I think, I think we’ve said that a couple of times, the short term over the next two years if a 4 to 5 to 6 million and if you overlap ECA maybe 7 million, but let’s say 4 to 7. The overall 3 to 5 year which is our mid term market, which is the “mandated market” the market that we think is estimated based on the mandate is the 12 to 15. Now you don’t have to take our word for that, this was pretty, pretty well laid out in that Roth Report as far as the number of users in the market and the potential in that, in the short term if you will 3 to 5 year market and I think that’s where it’s going so if you want to break it, so based on the mandates that are out there and just based on what the government wants to do there’s somewhere between 12 to 15 people that will be in this, in the user environment over the next 3 to 5 years.

Jim McCubbin:     12 to 15 million Dan.

Dan Turissini:     What did I say?

Jim McCubbin:     12 to 15 people

Dan Turissini:     No 12 to 15 million.

Jim McCubbin:     I was getting really worried.

Dan Turissini:     So, but to break that up and to say, how many are going to be in the first year and how many are going to be in the second year, you know, the mandate right now says three to five HSBD 12 users, would by October, the end of October ’09, was it ’09?

Sean Carey:     ’08, right?

Dan Turissini:     ‘08. And then, ECA, we believe is at least a million, maybe 1.5 million to 2 million over the next year to year and a half to two years, and then the rest of it is in that three to five year range, but can it be accelerated? Possibly; but will it take a natural curve between the next three to five years? That’s possible too. There’s a lot of, like I said, there’s a lot of attention being paid to this, notwithstanding all the stuff that’s going on in the government, but with all the things going on, with identity fraud and the problems that they’re having. There was another announcement in one of the rags, I guess two days ago, about a failed identity management process that’s going on, and there’s something between the government and constituents and stuff like that. This has got to be taken care of. They are very serious about it, and it’s just a matter of how quickly we can cue people and get this into full issuance.

Sean Carey:     Going back on the GSA award that was here in January of this year, I think, and that PSA award was reengineered in something else, so is that correct?

Jim McCubbin:     You’re talking about the BPA?

Sean Carey:     Yeah, the Blank Purchase Agreement.

Dan Turissini:     Right. So that’s – we’re winning the awards we’ve won so far, the one that we primed on that new reallocation, which is the 130 to 60 61 and 62 special item numbers that replaced the BPA under the GSA schedule.

Sean Carey:     On the schedule 17, okay.

Dan Turissini:     Correct.

Sean Carey:     Now, what – the contract that was given on 11-8, how does that differentiate between the award, the blanket purchase agreement that was given a year ago, or less than a year ago?

Dan Turissini:     Which one...

Jim McCubbin:     You meaning the GSA award?

Dan Turissini:     Talking about the MVTS. The MVTS award. This is a contract, it’s not a BPA. A BPA is just a negotiated set of costs and prices. We were actually awarded this contract. We have funding for set up, we have funding to get a couple of primed, prime the pump applications on board, we have funding for the first year of transactions.

Sean Carey:     What’s the funding for the first year? How much is it?

Dan Turissini:     It’s around, it’s about $800,000. That’s the primary funding. Now, that’s not the limit for the first year, that’s the initial funding allocated today.

Jim McCubbin:     Sean, that’s just for the initial work to get started.

Sean Carey:     Okay.

Jim McCubbin:     Okay, after that, there’s $100 million ceiling that this runs up to. Okay, and that’s where we got into the pricing for the services work for the PKI enabling, remember, every application. And that’s also for the transactional side of validating. Okay?

Sean Carey:     Okay.

Jim McCubbin:     So, that initial funding is just the kickoff money.

Sean Carey:     Do you see – will they revisit this contract award as the days and weeks go by, and add more funding to it or how does it work?

Dan Turissini:     Well, we just had a meeting today, and right now, the initial contract was set up for the setup of this capability, and four applications that initially signed up for the duration, and keep in mind that we can only get funding for the year that we’re working in. They can’t fund the out years yet, so part of the requirement is an adoption plan, and we are going to, with GSA visit application owners and agencies and offer this service, so every time an application signs up, there will be additional funding placed on the contract based on the stipulations, the fixed price stipulations I gave earlier. So, on the software side, as an agency signs up, whatever agreement they had with GSA, they pay GSA and GSA pays us to add that application to the infrastructure. And then, once in total, the infrastructure gets above 100,000 transactions per month, then we automatically are funded for the next tier, and that goes up each time.

Sean Carey:     Has anybody done some sort of analysis on how many, you said once you get them all up above a million transactions, that’s what, about $65,000 a month.

Dan Turissini:     Right.

Sean Carey:     Do you – has anybody done any analysis or has anybody done any projections where how many transactions will be done per month, once everybody signs up?

Jim McCubbin:     No, Sean. Right now, it’s what we just said earlier in the call, is there, I mean, as the thing ramps out on a transaction base, there potentially would be millions transactions per month and over the life cycle. I’ll get you the transcript so that you can go back and look at exactly what was said.

Sean Carey:     Okay.

Jim McCubbin:     Also, the number of applications that are out there, nobody knows the exact number. In the press release we put out, you know, we went and, people have suggested that there’s as many as 5,000 applications out there. We’re just starting down this path, but what we have said is these two revenue streams, we believe they will be meaningful to us, okay, on top of the revenue model of the PKI business that we’re already starting to ramp.

Sean Carey:     Okay.

Jim McCubbin:     Okay?

Sean Carey:     Thanks very much.

Dan Turissini:     Thanks Sean.

Operator:     Thank you. Your next question is coming from William Lapp, private investor. Please go ahead.

William Lapp:     Thank you. I didn’t get to the first part of the call. Was there any guidance given on the fourth quarter at all for projection of revenue?

Jim McCubbin:     No, we don’t provide guidance at this time. What we did give in both the press release and on the call is that we believe that there will be meaningful, a meaningful up tick in revenue in the fourth quarter and a meaningful up tick in operational profitability.

William Lapp:     Well, you weren’t profitable in the third quarter, though, right?

Jim McCubbin:     No, we were not.

William Lapp:     Okay, so, did you give any – you haven’t given any guidance as to how much that would be?

Jim McCubbin:     No, we have not given guidance.

William Lapp:     Can you say, based on the contracts you have right now with the five or the six you were rewarded, what that represents in potential revenue for this quarter, the coming quarter?

Jim McCubbin:     We have not given that guidance. What we have done sir, is that we have said that we believe the fourth quarter revenue will be up meaningfully, as well as operational profitability.

William Lapp:     Well, as meaningful, I mean, I...

Jim McCubbin:     I have not given guidance.

William Lapp:     Okay. I’m just trying to figure out, you know, the five contracts, what does that represent in potential revenue? I don’t know if you can say in the quarter basis, or over a year or something. Do you have any estimate what you can say the five contracts would equate in revenue?

Jim McCubbin:     We have not provided that information. We have not gotten to pricing on a specific contract, because there are so many contracts in play right now. We’re doing it specifically – we’re withholding that information specifically because of the competitive nature of the environment we are in right this second. It’s not that we don’t want to tell you.

William Lapp:     I understand that.

Jim McCubbin:     But, what we can tell you is that we’re realizing very positive, we’re recognizing very positive events right now, and we’re seeing the improvements.

William Lapp:     Okay. Based on your last conference call, it doesn’t seem to be as ramping up as quick as you thought it was in the last quarter? Is that, would that be an accurate statement? Based on your last conference call, I was of the opinion listening to it, that it would be a – it would be a lot further along in the fourth quarter, and I understand, dealing with government, it takes time, so would you say based on your last quarter and where you’re at now, not that the long run doesn’t look as good, that you’re not as far along as you thought you would be in the previous conference call?

Jim McCubbin:     Per where we were back in August, I mean, we are pretty much where we expected to be going into the fourth quarter, and we expect the quarter to play out per our business plan. I mean, we’re comfortable with where we are in the business right now. We are witnessing that ramp.

William Lapp:     Okay.

Jim McCubbin:     Okay? We never said how fast or quickly that ramp would be on a short term. What we did do is give guidance over the medium term, that we said how many certs were in the environment, how many users were in the environment, what we anticipated that environment to look like over a two-year period, and three to five year period. That’s what we’re comfortable providing right now. There’s fluctuations in this early stage of this marketplace, where it’s just impossible to give clear guidance, but what we can say, and a small as we are and with what is coming online, yes, we’re looking for some meaningful improvement as we go into the fourth quarter, because of those six contract wins, and we’re looking at ’07 and ‘08 to provide meaningful revenue as well, because of the mandates. So, right now we’re playing everything else very close to the vest on purpose because of how competitive the pricing marketplace is with two of our leading competitors.

William Lapp:     Okay.

Jim McCubbin:     And we can’t, we just can’t do you the disservice by providing that information to you and then everybody else, and then just harming the entire shareholder base and the company.

William Lapp:     I wouldn’t expect you to do so. Okay, I was just wondered what you were comfortable with. Thank you.

Jim McCubbin:     Thank you.

Operator:     Thank you. There appear to be no further questions at this time. I will now turn the floor back over to Mr. Steve Komar for any closing statements.

Steve Komar:    Well, thank you, thank you Henry. I guess we’ve certainly had a very comprehensive session this evening, and I appreciate everybody’s time and attention to hearing what it is that we have to offer up in terms of guidance and in terms of the (inaudible) tonight. I do hope you leave this call feeling somewhat comforted and somewhat positive about our trajectory. That’s certainly the way we feel as a team, and we’re really looking forward to the fourth quarter challenges, and of course the challenges of 2007 and ‘08. So I once again thank you very, very much, and I appreciate your time and look forward to our next quarterly call, and I’m sure that we will be held accountable for some of the things that we’ve talked about this evening. Thank you all. I appreciate it. Have a great evening.

Operator:     That does conclude today’s conference call. You may now disconnect your lines at this time and have a wonderful day.

Steve Komar:     Thank you Henry.

Operator:     You’re welcome.